UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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FNB Corporation

(Name of Registrant as Specified In Its Charter)

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FNB Corporation mailed the following letter to its shareholders on October 19, 2007, in connection with FNB Corporation’s proposed merger of equals with Virginia Financial Group, Inc.

October 19, 2007

SETTING THE RECORD STRAIGHT

Dear Fellow Shareholders:

This letter is being sent by nine FNB Corporation (“FNB”) directors and twelve First National Bank directors who support the proposed merger of equals with Virginia Financial Group (“VFG”). This represents an overwhelming majority of 21 out of 25 total directors.

We need to set the record straight in response to several communications you may have recently received from a dissident group indicating that it was formed to oppose our proposed merger of equals transaction with VFG. Please don’t be confused by the misinformation you have been provided from this dissident group. It is our strong belief that the proposed merger of equals transaction with VFG is in the best interests of FNB, our shareholders, our customers, and our communities.

MERGER OF EQUALS – NOT A SALE

The dissident group claims that the proposed merger of equals transaction with VFG is effectively a sale, with little if any premium to the shareholders. The truth is that the proposed transaction with VFG is a merger of equals and not a sale as the following facts conclusively show:

•	FNB shareholders will own more than 52% of the combined company and will receive a 20% increase in quarterly dividends.

•

The transaction is expected to enhance shareholder value and earnings per share. On a pro forma basis, assuming the merger had been completed at the beginning of this year, the transaction would have increased FNB’s earnings per share by 14.7% for the six months ended June 30, 2007. The merger is also expected to be accretive to earnings per share in the future.

•

Contrary to what the dissident group alleges, FNB will have an equal partner’s role in the management of the combined company and the combined bank resulting from the merger. FNB will designate 50% of the directors of the combined company and 50% of the directors of the combined bank. The chairmanships of the committees of the board of the combined company will be split evenly between FNB directors and VFG directors.

•	The chairman of the combined company will be Bill Heath of FNB, the chairman of the combined bank will be Ray Smoot of FNB, and the president of the combined bank will be Greg Feldmann of FNB.

•

Furthermore, key senior management slots will be filled by current FNB personnel. Keith Houghton will be head of Risk Management, Woody Nester will be head of Operations, Charles McGuire will be head of Retail Banking, Joe Beury will be head of Wealth Management, Dave DeHart will be Corporate Regional Executive, Dale Clark will be Retail Regional Executive, and Chris Lewis will be Corporate Secretary and Investor Relations contact.

•

Christiansburg will be the headquarters of the combined bank formed through the merger of Second Bank & Trust, Planters Bank & Trust Company of Virginia, and First National Bank. The new combined bank will be the largest independent commercial bank headquartered in Virginia, with projected assets of over $3.2 billion and approximately 62 branches. Christiansburg will also be the headquarters of the operations center for the combined bank. No branches of FNB will close as a result of the proposed merger.

AN OUTRIGHT SALE WAS CONSIDERED

The dissident group is making contradictory statements. It criticizes the board for not obtaining a price for shareholders associated with an outright sale of FNB to a larger financial institution. In fact, an outright sale is not supported by the dissident group. Yet, an outright sale would be required to obtain the price suggested by the dissident group and its “consulting financial economist.”

In considering its strategic options, it was the FNB board’s objective to enhance shareholder value while also preserving “your bank.” While the name of the combined bank will be determined in the coming months, it will continue to employ the same people and the same leadership who have served our customers, communities, and shareholders well. The transaction also preserves the potential for dividend growth and capital appreciation in your investment in FNB. Both would have ended in an outright sale of FNB for cash.

A sale for cash would not permit FNB shareholders to participate as owners going forward. Even in the case of an outright sale for stock to a larger financial institution, the long-term impact to remaining FNB shareholders would have been highly dependent upon the strategies and performance of the acquiring institution, over which FNB’s shareholders, management, and board would have limited or no control. Unlike an outright sale, FNB will have an equal partner’s role in the future of the combined company and the combined bank resulting from the proposed merger.

MERGER OF EQUALS – BEST OF BOTH WORLDS

We believe the proposed merger of equals transaction with VFG achieves the best of both worlds. It permits FNB shareholders to gain immediate and substantial increases in dividends and earnings per share as well as exposure to and participation in the faster growing markets served by VFG, while at the same time making Christiansburg the headquarters of the largest independent commercial bank headquartered in Virginia – all without the loss of employees and loss to the community typically associated with an outright sale of a financial institution. We also believe that the proposed merger of equals with VFG should result in future employment growth in the New River Valley and other markets served by FNB.

Several highly experienced investment banking firms with analysts who follow the banking industry have made favorable comments on the proposed merger:

Janney Montgomery

“We like the combination of Virginia Financial and FNB Corporation structured as a merger of equals for the cost savings and accretion to earnings.”

Scott & Stringfellow

“An interesting sidelight to the transaction is that more than likely the combined company’s market cap would be at a level that would position it for re-entry into the Russell 3000®1 in 2008.”

Stifel Nicolaus

“We believe the deal represents an opportunity for both companies to build scale and market share across complementary markets in southwest and northwest Virginia. Moreover, the transaction will provide both companies with the economics to expand through a combination of more aggressive de novo activity as well as acquisitions into higher growth markets across Virginia, and possibly into North Carolina.”

REMAINING INDEPENDENT WOULD NOT RESULT IN A GREATER

RETURN TO SHAREHOLDERS THAN THE PROPOSED MERGER OF

EQUALS

The FNB board considered, with the advice of its independent financial advisor, Davenport & Company, LLC, the strategic options available to increase shareholder value. As part of that process, the FNB board and Davenport considered, among other things, the alternatives of remaining independent with shareholder repurchase programs, accelerated branch growth, and growth through non-banking opportunities; merger of equals transactions, including the proposed transaction with VFG; and entering into acquisition transactions of smaller identified banking institutions. Davenport advised the FNB board that the proposed merger with VFG had the potential to provide superior financial results to those that might reasonably be expected to result from the alternative of remaining independent. Therefore, the suggestions made by the dissident group that the alternative of remaining independent is superior to the alternative of the merger of equals transaction with VFG is not supported by the facts.

BOTH THE FNB BOARD OF DIRECTORS AND THE BOARD OF

DIRECTORS OF FIRST NATIONAL BANK OVERWHELMINGLY

SUPPORT THE MERGER

The FNB board of directors followed a deliberate and well-informed process that resulted in the determination – by an overwhelming majority of the FNB board – that the proposed merger with VFG is in the best interest of FNB and FNB shareholders. The undersigned FNB directors voted in favor of and strongly support the merger of equals with VFG.

[1]	The Russell 3000® Index is comprised of the 3,000 largest and most liquid stocks based and traded in the U.S. This index measures the performance of these 3,000 publicly held U.S. companies based on total market capitalization.

The proposed transaction with VFG was also overwhelmingly supported by the board of First National Bank in a vote of 12 to 1. The undersigned directors of First National Bank voted in favor of and strongly support the proposed transaction with VFG.

THE MERGER HAS ALREADY RECEIVED APPROVAL FROM

THE FEDERAL RESERVE BOARD

We are also pleased to report that on October 12, 2007, the Federal Reserve Board approved our proposed merger with VFG. The receipt of the approval from the Federal Reserve Board is an important milestone in our efforts to complete the merger with VFG and we are very pleased to report this progress to you.

DON’T BE CONFUSED BY THE MISLEADING INFORMATION

PROVIDED BY THE DISSIDENTS

The letters from FNB reflect the facts and history of the transaction, and the decision-making process followed by the FNB board, which support the proposed merger with VFG. The dissident group continues to supply misinformation which does not apply to the specific transaction with VFG. We believe it is important for FNB shareholders to receive accurate information as they consider whether to support the proposed merger. We will continue to provide such information as circumstances require in order to correct the misinformation being provided by the dissidents.

We strongly support the merger with VFG and intend to vote the shares we own in favor of it. We ask for your support and ask you to vote in favor of the merger.

FNB Corporation Directors:

Jon T. Wyatt, Chair
	Glen C. Combs	Beverley E. Dalton

William P. Heath, Jr.	F. Courtney Hoge	Steven D. Irvin

Harold K. Neal	Raymond D. Smoot, Jr.	Charles W. Steger

First National Bank Directors:

Raymond D. Smoot, Jr., Chair	Jennie T. Allman	James H. Brock

Gregory W. Feldmann	H. Morgan Griffith	Rose M. Hagen

William P. Heath, Jr.	Michael M. Kessler	Joseph L. Sheffey

William M. Sterrett, Jr.	Joe J. Thompson	H. Earnest Wade

Additional Information about the Merger and Where to Find It

This communication is being made in respect of the proposed merger of FNB and VFG. In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the SEC) a Registration Statement on Form S-4 (Registration No. 333-146249) to register the shares of VFG common stock to be issued to the shareholders of FNB in the transaction, which includes a joint proxy statement/prospectus. The definitive joint proxy statement/prospectus will be mailed to the shareholders of FNB and VFG seeking their approval of the merger. In addition, each of FNB and VFG may file other relevant documents concerning the proposed merger with the SEC.

INVESTORS AND SECURITY HOLDERS OF FNB AND VFG ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS) AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT FNB, VFG AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus through the website maintained by the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or Virginia Financial Group, Inc., 1807 Seminole Trail, Suite 104, Charlottesville, Virginia 22901, Attention: Investor Relations (telephone: (434) 964-2211) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings” or VFG’s website at http://www.vfgi.net under “SEC Filings and Other Documents.”

FNB and VFG and their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of FNB and/or VFG in connection with the merger. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

The information on FNB’s and VFG’s websites is not, and shall not be deemed to be, a part of this communication or incorporated into the filings either company makes with the SEC.

Statements made in this communication, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this communication and are based on current expectations and involve a number of assumptions.

These forward-looking statements express our best judgment based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable.

These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger or regarding future results or expectations. FNB intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. FNB’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the businesses of FNB and/or VFG may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and (7) other risk factors detailed from time to time in filings made by FNB and VFG with the SEC. FNB undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.